Exhibit 99.1

INmune Bio, Inc.

Third Quarter 2020 Conference Call

November 5, 2020

C O R P O R A T E P A R T I C I P A N T S

David Moss, Chief Financial Officer, Treasurer & Secretary

RJ Tesi, Co-Founder, President, Chief Executive Officer, Chief Medical Officer & Chairman

C O N F E R E N C E C A L L P A R T I C I P A N T S

Jonathan Aschoff, ROTH Capital Partners

Julian Harrison, BTIG

Jason McCarthy, Maxim Group

Michael Irwin, Univest Security

P R E S E N T A T I O N

Operator

Greetings and welcome to the INmune Bio Third Quarter 2020 Earnings Call.

During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. At that time, if you have a question, please press the one, followed by the four on your telephone. If at any time during the conference you need to reach an Operator, please press star and zero. As a reminder, this conference is being recorded. A transcript will follow within 24 hours of this conference call.

At this time, it is my pleasure to introduce Mr. David Moss, Co-Founder and CFO of INmune Bio. David, the floor is yours.

David Moss

Thank you, Kevin, and good afternoon, everyone. We thank you for joining us for the call of INmune Bio's third quarter 2020 financial results. With me on the call is Dr. RJ Tesi, CEO and Co-Founder of INmune Bio, who will provide a business update.

Before we begin, I remind everyone that except for statements of historical fact, statements made by Management and responses to questions on this conference call are forward-looking statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Please see the forward-looking statements disclaimer on the Company's earnings press release as well as risk factors in the Company's SEC filings including our most recent quarterly filing with the SEC.

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There is no assurance of any specific outcome. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date they are made as the facts and circumstances underlying these forward-looking statements may change. Except as required by law, INmune Bio disclaims any obligations to update these forward-looking statements to reflect future information, events or circumstances.

Now I'd like to turn the call over to Dr. RJ Tesi, Co-Founder, CEO of INmune Bio. RJ?

RJ Tesi

Thank you, David, and thank you, everyone, for joining the call. I will arrange my remarks to highlight key takeaways for the third quarter, year-to-date and provide updates on our two platform programs, before I pass it back to David to discuss our financial results and upcoming milestones. Then we will move to Q&A.

I'll start with our DN-TNF program, beginning with XPro1595, which we are developing for Alzheimer's disease and other CNS indications where neuroinflammation plays an important role. A significant highlight since our last quarterly update was the announcement in September that we were awarded a $2.9 million SBIR grant from the NIH to support a Phase 2 study in XPro1595 in patients with treatment resistant depression. In rough numbers, we expect to receive $0.75 million this year, $1.2 million in 2021 and the balance in 2022. Importantly, we will conduct this trial in collaboration with two of the world's pioneers in this field, Professor Andrew Miller, MD; and Associate Professor, Jennifer Felger, both at Emory University.

Treatment resistant depression is an indication with a significant unmet need. An estimated 7 million patients in the U.S. with major depressive disorder are resistant to current therapies. The definition of treatment resistant depression is simple, the patient must fail two lines of treatment for their depression to be labeled treatment resistant. There are two surprises hidden in that simple statement. The diagnosis is one—that one comes to by trial and error of treatment. There are no biomarkers that predict which patients are going to be successful or fail or which drug you should use.

Imagine a disease with 7 million patients is treated with the diagnostic precision of some ancient time, namely hit and miss. I find that remarkable. This trial hopes to change that, at least to begin the process of changing that. The trial will use biomarkers of inflammation to enroll patients and will use biomarkers to determine responsive therapy with XPro, a strategy that is rarely, if ever used, in the development of psychiatric drugs. Based on our work using XPro to treat patients with neuroinflammation in Alzheimer's disease, we believe treatment with XPro will decrease neuroinflammation in the patients with treatment resistant depression; restore functional connectivity in a reward-related brain circuitry, an MRI neuroimaging biomarker that can be seen; and will improve anhedonia, an important symptom of major depression which is sort of apathy and they just can't get excited about anything.

A more detailed discussion of this biology in the trial are beyond the scope of this call. I refer you to our September 29 KOL webinar that is posted on our website. Needless to say, we are excited about the expansion of our neuroinflammation franchise beyond Alzheimer's disease and look forward to commencing enrollment of this trial in 2021.

Turning to our flagship program in Alzheimer's disease. In July, we presented interim data from a Phase 1 trial using XPro1595 to treat neuroinflammation in patients with Alzheimer's disease. XPro reduced neuroinflammation by an average of 40.6% in a white matter pathway, important for language and memory in patients with Alzheimer's disease. In this study, neuroinflammation is assessed in many ways, but as part of this preliminary data snapshot, we focused on MRI measures of white matter free water, a validated biomarker of neuroinflammation.

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In the admittedly small preliminary data set, we had six patients, half in a low-dose and half in a high-dose cohort—excuse me, that were treated for 12 weeks. As a reminder, this trial is a neuroinflammation trial in Alzheimer's disease—in patients with Alzheimer's disease. The primary endpoint is decreasing neuroinflammation. We are measuring cognitive changes but as in a 12-week trial, the expectation for significant changes is tempered.

There were several important findings in this preliminary data set. First, neuroinflammation was decreased over the 12-week period as measured by white matter free water. White matter free water was measured in two ways: a whole brain measure using a white—safe white matter mask and we look at neuroinflammation in specific white matter tracts, the super highway of the brain—connecting parts of the brain.

Using the safe white matter mask, we saw a clear dose response with an increase of 1.7% of neuroinflammation over a three-month period in the low-dose group but a decrease of neuroinflammation of 2.3% in the high-dose group. In a more detailed analysis of white matter tract pathology, we showed the 40% reduction of neuroinflammation in the arcuate fasciculus in patients treated with XPro. Every patient had a decrease and the range was between 20% and 50%.

Why do we believe a decrease in neuroinflammation in the arcuate fasciculus is important? The arcuate fasciculus is a major white matter tract that connects regions of the brain important for language and short-term memory. Language, more specifically the deterioration of language skills, is a sensitive clinical sign used by clinicians in Alzheimer's disease. Language skills or the deterioration of language skills are helpful in the diagnosis of MCI, to monitor the progression of MCI to Alzheimer's disease and to measure the worsening of cognitive decline.

We acknowledge these are preliminary data in a small number of patients. Regardless, we are encouraged by these results for three reasons. First, the results are predicted by preclinical studies. Second, we treated Alzheimer's patients with a novel therapeutic protein by subcutaneous injection in the thigh or abdomen like an insulin shot to decrease neuroinflammation in a specific nerve anatomic structure that is important in one of the most sensitive clinical science of Alzheimer's disease, language. We believe this gives us considerable optimism.

Finally, we—in measuring white matter free water using a sensitive, and I stress, noninvasive biomarker, that we will increase the precision and decrease the risk of drug development in Alzheimer's disease and the other neurodegenerative diseases we will be looking to in the future. We look forward to expanding the data set in the patients of the Phase 1 trial and studying patients who have entered the extension trial. The extension trial is patients who reached their three-month deadline or treatment end-of-study and want to stay on the drug. They get treated once a week for long term. I encourage you to review the July 13 webinar cached on the INmune Bio YouTube channel to gain further insight into the data. These data give us confidence in our plans to initiate two phase trials in 2021, one in treatment resistant depression that I've already mentioned, supported by the NIH, and one will be a Phase 2 trial in Alzheimer's disease.

We are no longer alone in believing that neuroinflammation is an important pathology associated with CNS diseases. Our approach of targeting neuroinflammation caused by the dysregulated innate immune system has received votes of confidence in the form of funding from the National Institute of Mental Health, the Alzheimer's Association and the ALS Foundation.

We remain confident that our focus on targeting glial activation combined with the use of biomarkers in patient selection and functional renal provides a path forward.

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On to Quellor, the name of our program for treating hospitalized patients with COVID-19. We have a simple hypothesis related to the pathology of the disease in this pandemic. First, patients are hospitalized because COVID-19—because of COVID-19-related cytokine storm. Second, we believe blending, suppressing, eliminating, curtailing, you choose the word, that cytokine storm will benefit the patient, decrease symptoms and decrease pathology. Finally, we are—we believe how you attack the cytokine storm matters. We believe TNF is the master cytokine of a cytokine storm and that's what Quellor targets. We're testing these principles in a Phase 2 clinical trial in patients with respiratory-compromised COVID-19 infection.

Why do we think blocking TNF will be important? TNF decreases the expression of IL-1 and IL-6, the other major cytokines of the cytokine storm. That is if you cut the knees out of the TNF, IL-1 and IL-6 don't get upregulated. There are three additional what we call TNF pathologies important to the progression of symptoms in these hospitalized patients. First, as I mentioned, TNF causes activation of the innate immune system, the driving force of the hyperimmune response. TNF also causes activation of endothelial cells. Endothelial cells are the cells that line the blood vessels. Activated endothelial cells express ICAM, VCAM and tissue factor. The first two, ICAM and VCAM, direct transmigration of activated immune cells from the blood to the tissue. These activated cells have to be in the tissue to cause damage and they need to be directed to go there. That's what ICAM and VCAM do.

Tissue factor causes blood clots. You've all heard that aberrant blood clots seem to get stuck in the blood vessels of the lungs, the kidneys, the heart, the brain and beyond and contribute to the catastrophic complications of C-19. We believe that the blood clots are one of the major problems associated with this vexing viral disease.

On September 1, we announced the FDA accepted our IND application, paving the way for the initiation of the Phase 2 clinical trial, evaluating Quellor to treat patients who have respiratory compromised and are hospitalized with the C-19. We aim to enroll 366 patients in a randomized trial with a 1:1 randomization. One, the control group get standard of care and the treatment group with standard of care plus Quellor as a single injection on admission to the hospital.

Last quarter, we announced that our INB03 oncology program was delayed due to the pandemic. We hope to initiate the Phase 2 trial in MUC4 positive cancers next year after the pandemic has been controlled. Although this clinical program is—the clinical part of this program is dormant, the laboratory research continues. We're looking at the combination of INB03 with TKIs and MUC4 expressing tumors.

Similarly, our LIVNate program in NASH will not begin a Phase 2 trial until the pandemic has been controlled. We hope to have more clarity on these two programs by the end-of-the-year update in March. In the meantime, however, we are all in, in progressing our neuroinflammation programs and the cytokine storm program focused on COVID-19.

That's what I have to say about the dominant negative TNF platform. I'll now move to INKmune, which is our NK cell priming platform. NK cells play a critical role in cancer outcomes given their importance in targeting residual disease, one of the primary causes of cancer relapse. INKmune restores the function of patients' own NK cells to attack residual disease. We believe that by eliminating residual disease, INKmune should prolong survival. We have two therapeutic programs in the queue, high-risk Myelodysplastic Syndrome or MDS, a precursor to acute myeloid leukemia that predominantly affects elderly patients. The second program is ovarian cancer, a heretofore uncurable malignancy. We plan to initiate a single-center Phase 1 trial in high-risk MDS, a first-in-man study using the INKmune product in the very near future.

The Company is ready to go, but the U.K. is suffering from a resurgence of COVID-19 like we are in the U.S. The development time lines in the U.K. are being compromised. For when the clinical site is ready, we will be able to support admission of patients to the clinical trial. The high-risk MDS trial will include at least nine patients. The ability to expand both the number of centers and the number of patients will depend on ongoing results, both in the treatment as well as control of the pandemic. Likewise, the ovarian cancer program is delayed because of the pandemic. We are hopeful to start enrolling patients in 2021.

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We remain aggressive in pursuit of new IP and expansion of existing IP. In August, we were granted a European patent covering the peripheral administration of XPro1595 for treatment of Alzheimer's disease and other diseases of the CNS. This is part of the foundational patent suite supporting our all-important neuroinflammation franchise. The patent runs through 2033.

In September, we will announce the issuance of the U.S. patent covering INKmune as it primes NK cells and in the role in combating the malignancy. This patent runs through 2036. I can promise you we have much more IP in the ring—in the wings, and we will announce those as they are made public.

I now turn it back to David Moss, INmune Bio's CFO, to discuss financial results and upcoming announcements.

David Moss

Thank you, RJ. I'll provide a brief overview of our financial results and upcoming milestones.

Net loss attributable to common stockholders for the second quarter ended September 30, 2020 was approximately $4.7 million compared to approximately $3.1 million for the quarter ended September 30, 2019. Research and development expenses totaled $2.4 million for the third quarter ended September 30, 2020, compared with approximately $1.2 million for the quarter ended September 30, 2019. The primary reason for the increase in loss was an increase in R&D activities related to our clinical programs, as RJ outlined.

G&A, general and administrative expense was approximately $2.5 million for the quarter ended September 30, 2020, compared to $1.9 million for the quarter ended September 30, 2019. At September 30, 2020, the Company had cash and cash equivalents of approximately $24.3 million with no debt. This figure includes closing of a public offering of common stock in July that raised gross proceeds of $25 million and net proceeds of approximately $23.1 million after deducting underwriting discounts and commissions and other offering expenses payable by the Company. As of November 5, 2020, the Company had approximately 13.4 million shares of common stock outstanding and no preferred.

Now I'd like to move on to a list of our upcoming milestones and catalysts. Before the year-end, as RJ had mentioned, we plan to initiate enrollment of patients with Quellor for the treatment of complications of COVID-19 infection. In January, we plan to report additional data on the Phase 1b XPro1595 in Alzheimer's disease. The Company will host another KOL call in tandem with this announcement.

Midyear 2021, we plan to initiate a Phase 2 trial of XPro1595 in treatment resistant depression that is partially funded by a $2.9 million National Institute of Mental Health grant. Also midyear 2021, we plan to initiate a Phase 2 program for Alzheimer's disease with XPro1595 in patients with neuroinflammation. In addition, assuming the clinical landscape has not changed, we are planning trials in our other programs once the COVID-19 pandemic has been controlled and our trial sites give us to go ahead. These include enrolling our INKmune Phase 1 program for the treatment of ovarian cancer; enrolling patients in the INKmune Phase 1 trial in high-risk MDS; LIVNate Phase 2 program for the treatment of NASH; and finally, INB03 Phase 2 for treatment of MUC4-resistant metastatic cancers.

In summary, notwithstanding the pandemic, we believe we are making good progress, particularly in our neuroinflammation franchise following the very compelling data that we reported in July.

At this point, I'd like to thank you for your time and your attention. I'd like to turn it back to the Operator, Kevin, for Q&A. Kevin, could you please poll for questions?

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Operator

Thank you. Everyone, to register a question, press the one followed by the four on your keypad. You will hear a three tone prompt that acknowledges your request. If your question has been answered and you would like to withdraw your registration, please press one, followed by the three. Again, for your questions it's one, four on your keypad.

First question is from Jonathan Aschoff with ROTH Capital Partners. Please go ahead.

Jonathan Aschoff

Thank you. RJ, at the next AD data release, will you release any new biomarkers that will be in addition to what you released at the first interim look?

RJ Tesi

Thank you for that question. Yes, we are pedaling hard to expand the biomarker set. We think it's important to do that. I don't want to promise it at this point, but we are certainly planning to expand the biomarker set. We hope to begin to get people comfortable that this concept of measuring white matter free water as a biomarker of neuroinflammation correlates well with the kind of things they're more used to seeing like cytokine measurements in the CSF, et cetera.

Jonathan Aschoff

RJ, what's the uphill part of the other biomarkers that make you have to pedal so hard?

RJ Tesi

It's just a matter that you have to get them analyzed. That's all. I mean, when we did this study from a cost control point of things, we batched all the studies, okay? The plan was to do them once while we've—because things are moving relatively quickly, we've had to change that process. It’s not like dialing up and ordering a hamburger. There's a considerable amount of planning because of the way the specimens are stored, et cetera. It takes time, it takes effort and takes resources.

Jonathan Aschoff

Okay. What do you think of the Biogen aducanumab documents? I mean, what could that potentially (inaudible)?

RJ Tesi

Well, I'm not going to comment on the Biogen's—on the aducanumab data, but I am going to—I am fascinated and quite encouraged by the FDA's response here. My view is—and this is pretty simple. I think the FDA has decided that Alzheimer's disease is a lethal disease. It's currently the seventh most common cause of death and that might be an underestimation. But the fact is it's a lethal disease.

Historically, I think they've used a drug development set of hurdles that are more consistent with the quality of life disease, that is they were aiming for perfection. I think what they clearly signaled, and this is, once again, my take on it is that they have signaled that they are now going to approach this the way they approach lethal diseases like oncology where they accept less than perfection. In other words, their goal is to have more therapies for a patient tomorrow than they have today. They understand that the first products that come to market aren't going to be perfect. They're going to have warts and pimples but they're certainly going to be better than no product, right?

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They also know that the second product is going to be better than the first. The third product is going to be better than the second. I think the FDA, by finally acknowledging that Alzheimer's disease is a lethal disease, they're able to change the mindset to allow the development to look more like oncology than asthma, for instance, right, where—I mean, to get an asthma drug approved, you really have to have a perfect drug. You all know to get a cancer drug approved, you don't have to have a cancer-perfect drug. You just have to make a difference at the bedside.

Jonathan Aschoff

Could you know if tractography was used in any of the Biogen patients?

RJ Tesi

To my knowledge, they do not. I do know that (Inaudible), which is the CRO that we are working with, has a very close relationship with Biogen. I mean, it's on their website. Obviously, I'm not privy to what that relationship is.

I think tractography is the future for CNS. I mean, white matter—we've got this funny view that neurology is gray matter disease. In fact, there's a lot going on in the white matter and we all need to learn about it. I think we're farther along than most and it provides us with a set of tools that really give some more depth.

Jonathan Aschoff

Okay. Then lastly, the MUC4 trial. I believe you used to speak of that MUC4 breast cancer. Did that all of a sudden morph to any MUC4 cancer? Or is that always the case?

RJ Tesi

No. Actually, I've always said breast cancer and other MUC4 cancers because I like the MUC4 story. If you look at the gastric cancer—HER2-positive gastric cancers express MUC4, pancreatic cancers express MUC4 and TKIs have a role in some of these diseases. We believe that the MUC4, which is a very easy biomarker to measure, it's just an immunohistochemistry, is in combinations potentially with (inaudible) and something else, whether it be Herceptin or the Herceptin-based combination therapies or TKIs is the way forward.

We'll make a decision based on the work we're doing. Right now we've got great data that suggest we should move forward in breast cancer. But I'll be honest with you, Jon, you know how hard—Jonathan, you know how hard it is to ring the bell in breast cancer. They require big trials that have to go a long, long time. We're a small company. There might be some better places for us to do our drug development but it will be based on MUC4 expression. I can promise you that.

Operator

Once again, to register your questions, press the one, followed by the four on your keypad.

Next question is from Tom Shrader with BTIG. Please go ahead.

Julian Harrison

This is Julian on for Tom. I actually had another question in the wake of Wednesday’s briefing documents. I was wondering if you could talk about the relationship between XPro1595's mechanism and a beta, both where maybe there's some overlap in side effects and key differences.

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RJ Tesi

Yes. Thank you very much. We have some very strong opinions here and many of you are familiar with and have spoken with CJ Barnum, who's the head of our neuroscience programs. A lot of what I'm saying really is from him.

But we believe that inflammation causes expression of amyloid, and then amyloid actually promotes inflammation. You get this positive feedback—actually, it's actually negative because of the pathology. That is to say that you—if you don't have neuroinflammation, the chance of expressing the amyloid is low. Once you get amyloid, you get more inflammation which causes more expression of amyloid and then you get this speed-forward with.

Our personal opinion or our corporate opinion is that neuroinflammation is an important part of the pathophysiology in patients with Alzheimer's disease that have amyloid, okay?

We actually believe that like most complex diseases, Alzheimer's disease will ultimately need to be treated with some kind of combination therapy. You could very easily see the combination therapy that targets neuroinflammation like XPro and combine it with a drug that's trying to get rid of the cause of the neuroinflammation, which could be an antibody trying to get rid of amyloid. We are thrilled that it looks like aducanumab is moving forward because we think it's great for the space. We think it's a tremendous opportunity for XPro1595, either as a monotherapy because neuroinflammation is part of this disease complex or even as part of combination with drugs such as aducanumab.

Julian Harrison

Okay. Great. That's very helpful. Then on treatment resistant depression, I was curious how far the NIH grant gets you through that proof-of-concept development. What kind of signals would support further development in this direction?

RJ Tesi

We think that it's basically funds for a majority of the Phase 2 trial. We think that, as you know, we are big fans of using biomarkers and really, the people we're working with have been pioneers in the use of biomarkers in tumor resistant depression. We think that this will set us up really to move forward. If we get the kind of results that we are expecting, we would transition quickly, assuming things go well with what discussions you have to have with the regulatory agencies to a potential registration trial.

It's the same drug. It doesn't require anything special as far as pharma talks or anything. We just need to hone the patient selection criteria and the response criteria so you can be guaranteed to ring the bell when you do the trial. I didn't mention that the endpoint is only six weeks, right? That's one of the beauties of depression trials, quite frankly.

Clinical development that has long endpoints is—are difficult for companies of our size. They're difficult for any company. But if you get into—just to get back to Jon Aschoff's question about breast cancer—if you get into a breast cancer trial where you can't get an endpoint for 24 months, that's a great—that's a trial that you can design, you can do it, but it just takes a long time. I would much rather have an endpoint at six weeks, two months, six months, 12 months. I'd rather not to have to do long-term trials.

We like depression. We think that it's a significant unmet need, but we are approaching it like we do everything with biomarkers. We are going after the patients that we think their mechanism, their disease pathology aligns with our mechanism of action.

Operator

Again, for your questions, press the one, followed by the four on your keypad.

Next question is from Jason McCarthy with Maxim Group. Please go ahead.

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Jason McCarthy

Hey, guys. Thanks for taking the questions. On the Quellor trial, have you selected what regions of the U.S. that you'll target for centers which is—obviously it's a big deal now. Also, when you consider the inclusion/exclusion criteria, how will you manage patients who are coming into the hospital getting oxygen? Maybe they're going to get steroids. Maybe if they're that far along, they'll get some sort of IL-6 inhibitors. Are those factors that are going to play a role in your study?

RJ Tesi

Good question. We are in the South for the most part, which is still busy. I mean, we are beginning to look at sites in the Upper Midwest, all of—such as Michigan and Wisconsin and Salt Lake, which is the Intermountain West. The legacy states, New York, Massachusetts, Washington, are relatively quiet. The rest of the country is really quite active. Unfortunately, you can't call up a hospital on Monday and be enrolling patients on Friday. It takes a lot longer than that.

Anyway, right now where we are, which is—we think we're okay. Having said that, I think your question about what happens when a patient comes in the hospital is a good question. The trial allows dexamethasone, as is written by the U.K. study, which is I think it's 6 milligrams a day for up to five days, maybe 10 days. It allows remdesivir. I will say that clinicians are not sold on either of those treatments for these patients. It does not allow another cytokine inhibitor. If the patient is—the standard of care cannot include an anti-IL-6 an anti-IL-1. But for the most part, we don't see that to be a major problem because most of those trials have been patients that are already in the ICU. You've already failed this trial with—we're not treating patients in the ICU.

There's no question that I was—a month ago, I was very worried that the standard of care arm was a very much a moving target. But I'll be honest with you, Jason, there have been so many failures out there now, I'm less worried. Unfortunately, what's happening is even when the trial fails, they don't stop it necessarily. They actually cannibalize patients that could be on a new product like ours. But the fact is, so far, we don't have much that works, right?

Hopefully, Quellor will. We are quite confident in the mechanism of action. But at the end of the day, as Chris Berman used to say on ESPN, that's why we do the study, right? We got to do the study and prove it. We're underway.

Jason McCarthy

Then just last one on the MDS study. I know it's really an issue for next year. But when you're thinking about those nine patients is going to be in first line in combination with ASO, will be second line in ASO failures, in which case will move to ASA. If so, would you be looking at specific mutation types?

RJ Tesi

They will be on—many of them will be on ASA already and we won't stop that. It will be actually both. It could be first line, but most of the patients will have—will be on ASA and be considered not progressing on the disease—progressing on therapy.

Operator

Next question is from Michael Irwin with Univest Security. Please go ahead.

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Michael Irwin

I have two questions. For the treatment resistant depression, will expanding to the cancer and neurodegenerative space probably be promising for something like that?

RJ Tesi

Ask the question again. I didn't quite get the tenor. I'm sorry.

Michael Irwin

Okay. For the treatment resistant depression, XPro1595, if that goes well, will that expand to cancer and neurodegenerative patient space?

RJ Tesi

The TRD, the treatment resistant depression is one trial. That's part of the CNS franchise, right? The INB03, which is our cancer program, and LIVNate which is the NASH program is—are different programs. Really, it's just a matter—I mean, I'm not telling any of you something you haven't heard. Virtually every company is experiencing delays in initiating trials and enrolling trials.

From our perspective, we just decided to focus on Quellor, which is COVID-19, and our CNS franchise, which is where we have funding and where we have a very unique offering. Those are moving forward. It's not that we don't like INB03 or LIVNate, it's just that right now we're focusing on the programs we know we can move forward.

Michael Irwin

Reason being is that if those were failing to reduce fatality in the—prior to passage of trial, how would that affect your Quellor trials?

RJ Tesi

I'm sorry. Say that again. Where we’re decreasing mortality?

Michael Irwin

(Inaudible)?

RJ Tesi

Our endpoint is—although mortality is considered a bad outcome and if you die before 28 days, you are considered—that is a negative outcome. We're looking in patients that are coming to the hospital but are not in the intensive care unit, right? It is pretty rare. It happens in the U.K. because of their medical system. But in the United States, for the most part, patients don't come into the hospital and die with COVID-19. They go to the ICU, where some—after some period of time as they get worse.

The primary endpoint of our COVID-19 trial is respiratory failure. We define respiratory failure as anything with a plug. If you need CPAP, BiPAP or need to be intubated and mechanical ventilation, you have failed. We're enrolling patients who are hypoxic, have symptoms of respiratory distress but aren't so bad that they are going right off to the ICU.

Yes, one of the great bright spots of the COVID-19 pandemic is the mortality rate in November 2020 is, I think, fourfold lower at least than it was in March because the clinical teams have gotten much better at taking care of the patients. They don't have many more tools. They're just better at taking care of the patients.

I am not concerned about that decrease in mortality because what we're focused on is, does the patient's respiratory disease progress and that's related to their cytokine storm.

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Operator

There are no further questions. I'll turn the call back over to RJ.

RJ Tesi

Okay. Well, we appreciate you attending this call and we are delighted with the questions. They've been excellent questions. We will conclude today's call and we look forward to our next quarterly update which will be the end of the year call, which will be in March 2021. Thank you very much.

Operator

Everyone, that does conclude our call for today. We thank you for participating, and you may now disconnect.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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